Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES ANNOUNCES CLOSING
OF COVEY PARK ENERGY MERGER

FRISCO, TX, July 16, 2019 - Comstock Resources, Inc. (NYSE: CRK) ("Comstock" or the "Company") today announced that it has closed the previously announced acquisition of Covey Park Energy LLC ("Covey Park") in a cash and stock merger valued at approximately $2.2 billion.

As part of this transaction Jerry Jones, owner of the Dallas Cowboys Football Club Ltd, invested $475.0 million in the Company in exchange for 50,000,000 newly issued shares of Comstock common stock valued at $6.00 per share and $175.0 million of newly issued shares of convertible preferred stock of Comstock. Thisequity investment brings Mr. Jones' total investment in Comstock to approximately $1.1 billion. Comstock also assumed Covey Park's existing $625.0 million 7.5% senior notes, retired $380.0 million outstanding under Covey Park's bank credit facility and redeemed all outstanding previously issued Covey Park preferred equity for $153.4 million.  Covey Park's equity owners received $700.0 million in cash, $210.0 million of a newly issued convertible Comstock preferred stock and 28,833,000 shares of newly issued Comstock common stock valued at $6.00 per share. The total $385.0 million in newly issued preferred stock issued in the transaction has a quarterly cash dividend of 10% per annum and can be converted into shares of Comstock common stock at a conversion price of $4.00 per share on or after July 16, 2020.  The Company has the right to redeem the preferred stock at any time at face value plus accrued dividends.

The Company also entered into a new $2.5 billion revolving credit facility with eighteen banks.  Bank of Montreal is serving as administrative agent for the five year revolving credit facility which has an initial borrowing base of $1.575 billion.  The Company elected to set the committed borrowing base at $1.5 billion.  The merger transaction was funded with the proceeds from the equity contribution from Mr. Jones and borrowings under the new bank credit facility.

Comstock's Board of Directors was expanded following the merger to include Covey Park's former Co-CEO John Jacobi and Jordan Marye, a Managing Partner of Denham Capital.  The Company's management team will continue to be led by M. Jay Allison as Chairman of the Board and Chief Executive Officer and Roland Burns as President and Chief Financial Officer.  The go forward executive management team will include leaders from both Comstock and Covey Park and will include Dan Harrison as Chief Operating Officer; David Terry as Senior Vice President of Corporate Development; Patrick McGough as Vice President of Operations; Dan Presley as Vice President of Accounting, Controller and Treasurer; Mark Wilson as Vice President of Financial Reporting; LaRae Sanders as Vice President of Land; and Whitney Ward as Vice President of Marketing.  Russell Romoser, Vice President of Reservoir Engineering; Mike McBurney, Vice President of Marketing and Rick Singer, Vice

President of Financial Reporting will continue to serve the Company through the transition period and plan to retire once the transition is complete.

Wells Fargo Securities, LLC acted as lead financial advisor to Comstock and BMO Capital Markets also acted as a financial advisor to Comstock and arranged the new bank credit facility.  Locke Lord LLP acted as legal advisor to Comstock.  BofA Merrill Lynch and Barclays acted as lead financial advisors to Covey Park.  Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC also provided financial advice to Covey Park.  Vinson & Elkins LLP acted as legal advisor to Covey Park.

Comstock is a growing independent energy company engaged in the acquisition, development, production and exploration of oil and gas properties primarily in Texas, Louisiana and North Dakota. For more information, visit www.crkfrisco.com.  The company's common stock is traded on the NYSE under the ticker symbol "CRK."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.